Exhibit 99.1

December 7, 2015

Westbury FCR, Inc.

824 Fifth Avenue South #106

Naples, Florida 34102

Gentlemen:

Reference is made to that certain Promissory Note, dated October 9, 2015 (the “Note”), issued by BioRestorative Therapies, Inc. (the “Company”) to Westbury FCR, Inc. (the “Lender”) in the principal amount of $150,000 (the “Principal Amount”). The Note provides that the Principal Amount is payable on December 9, 2015 (the “Maturity Date”). The payment of the Note is secured by the grant by the Company, pursuant to a Security Agreement, dated October 9, 2015, between the Lender and the Company (the “Security Agreement”) of a security interest in a certain patent issued to the Company.

The Lender agrees that the Company has performed all of its obligations under the Note, and the Lender hereby waives any and all defaults by the Company under the Note. The parties agree that the Note is hereby amended such that the Maturity Date for the payment of the Principal Amount shall be extended to March 9, 2016. Interest at the rate of 10% per annum on the Principal Amount shall continue to be payable as provided for in the Note.

In consideration of the foregoing, the Company hereby agrees that the exercise prices of the warrants dated December 31, 2013, February 20, 2015 and May 27, 2015 held by the Lender’s affiliate, Westbury (Bermuda) Ltd., for the purchase of an aggregate of 239,182 shares of common stock (collectively, the “Warrants”) are reduced to $4.00 per share, subject to adjustment as provided for in the respective Warrants.

The Note may only be amended further by a writing executed by the Company and the Lender. Except as modified herein, the Note shall continue in full force and effect in accordance with its terms.

The Warrants may only be amended further by a writing executed by the Company and Westbury (Bermuda) Ltd. Except as modified herein, the Warrants shall continue in full force and effect in accordance with their respective terms.

The Security Agreement shall continue in full force and effect in accordance with its terms with respect to the Note, as amended.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/ Mark Weinreb
Name:	Mark Weinreb
Title:	Chief Executive Officer

Agreed:

WESTBURY FCR, INC.

By:	/s/ David Sexton
Name:	David Sexton
Title:	President